As filed with the Securities and Exchange Commission on March 28, 2008

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

GOOGLE INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0493581
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1600 Amphitheatre Parkway

Mountain View, CA 94043

(Address of principal executive offices) (Zip code)

Click Holding Corp. 2005 Stock Incentive Plan

(Full title of the plan)

Donald Harrison, Esq.

Managing Counsel and Assistant Secretary

Google Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

(650) 253-0000

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

David J. Segre, Esq.

Christopher A. Rose, Esq.

Daniel J. Rodriguez, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule12b-2 of the Exchange Act.

Large Accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount To be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Class A common stock, $0.001 par value	127,320 shares (2)	$48.99	$6,237,406.80	$245.13

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock that become issuable under the Click Holding Corp. 2005 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Class A common stock.

(2)	Represents shares of the Registrant’s Class A common stock issuable in connection with stock options and stock appreciation rights granted under the Click Holding Corp. 2005 Stock Incentive Plan that were assumed by the Registrant on March 11, 2008 (the “Assumed Awards”), pursuant to an Agreement and Plan of Merger dated as of April 13, 2007, as amended, by and among the Registrant, Whopper Acquisition Corp. and Click Holding Corp.

(3)	The Proposed Maximum Offering Price Per Share and Proposed Maximum Aggregate Offering Price are estimated in accordance with Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the amount of the registration fee, based on the weighted average exercise price of the Assumed Awards.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate by reference in this Registration Statement the following documents and information filed by Google Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”):

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Commission on February 15, 2008;

(2) The Registrant’s Current Report on Form 8-K, filed with the Commission on January 31, 2008 (but not with respect to Item 2.02), and Current Report on Form 8-K filed with the Commission on March 14, 2008;

(3) The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 10 as filed with the Commission on April 29, 2004 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed with the Commission for the purposes of updating such description; and

(4) The description of the Registrant’s options to purchase the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A as filed with the Commission on February 5, 2008 pursuant to Section 12(g) of the Exchange Act and any amendment or report filed with the Commission for the purposes of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations. As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the Registrant provide that:

•

The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law.

•

The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

The Registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•

The rights conferred in the bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The Registrant’s policy is to enter into separate indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and which allow for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

The Third Amended and Restated Investor Rights Agreement between the Registrant and certain investors provides for cross-indemnification in connection with registration of the Registrant’s common stock on behalf of such investors.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

5.01	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.23	Click Holding Corp. 2005 Stock Incentive Plan

23.01	Consent of Independent Registered Public Accounting Firm

23.02	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (filed as part of Exhibit 5.01)

24.01	Power of Attorney (see page II-4).

Item 9.	Undertakings.

A. The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to applicable law, the Registrant’s Certificate of Incorporation, as it may be amended from time to time, the Registrant’s Bylaws or the Registrant’s indemnification agreements, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Google Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 28th day of March, 2008.

GOOGLE INC.

By:	/s/ Eric Schmidt
Eric Schmidt Chief Executive Officer and Director (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric Schmidt and George Reyes, and each of them acting individually, as his or her attorney in fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitutes, may do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ERIC SCHMIDT Eric Schmidt	Chief Executive Officer and Director (Principal Executive Officer)	March 28, 2008

/S/ GEORGE REYES George Reyes	Chief Financial Officer (Principal Financial and Accounting Officer)	March 28, 2008

Sergey Brin	Director

Larry Page	Director

/S/ L. JOHN DOERR L. John Doerr	Director	March 28, 2008

Signature	Title	Date

/S/ K. RAM SHRIRAM K. Ram Shriram	Director	March 28, 2008

/S/ JOHN L. HENNESSY John L. Hennessy	Director	March 28, 2008

/S/ ARTHUR D. LEVINSON Arthur D. Levinson	Director	March 28, 2008

/S/ PAUL S. OTELLINI Paul S. Otellini	Director	March 28, 2008

/S/ SHIRLEY M. TILGHMAN Shirley M. Tilghman	Director	March 28, 2008

Ann Mather	Director

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

Registration Statement on Form S-8

GOOGLE INC.

March 28, 2008

INDEX TO EXHIBITS

Exhibit Number	Description

5.01	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.23	Click Holding Corp. 2005 Stock Incentive Plan

23.01	Consent of Independent Registered Public Accounting Firm

23.02	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (filed as part of Exhibit 5.01)

24.01	Power of Attorney (see page II-4).